EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 5th day of April, 2006, by and among Intercontinental National Bank, a national bank chartered under the laws of the United States (the “Bank”), Intercontinental Bank Shares Corporation, a Texas corporation (the “Company”), Coastal Bancshares Acquisition Corp., a Delaware corporation (“Coastal”), and Richard E. Burciaga, a resident of Texas (the “Executive”).

WHEREAS, Coastal, Coastal Merger Corp., a Texas corporation and wholly-owned subsidiary of Coastal (“Merger Sub”), and the Company, have entered into that certain Agreement and Plan of Merger, dated as of April 5, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease (the “Merger”);

WHEREAS, the Executive has considerable experience, expertise and training in management related to banking and services offered by the Bank;

WHEREAS, Coastal, the Bank and the Company desire and intend to cause the Executive to be employed as President of Coastal and as President and Chief Executive Officer of the Bank pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Coastal, the Bank, the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, Coastal, the Executive and the Bank agree as follows:

DURATION

1.  This Agreement shall continue in full force and effect for a period (the “Term”) beginning on the date the Merger is consummated (the “Effective Date”), and will expire and terminate by its own terms on the third anniversary of the consummation of the Merger Agreement (the “Expiration Date”), unless either party elects to terminate this Agreement prior to the Expiration Date, in accordance with the TERMINATION provisions set forth below.

2.  Coastal, the Bank and the Executive each acknowledge and agree that, subsequent to the Expiration Date, the parties may agree to continue the employment relationship upon such terms as they may mutually agree. However, both parties acknowledge and agree that, in the event they fail to agree upon terms for the continuation of the Executive’s employment subsequent to the Expiration Date, this Agreement shall automatically terminate on the Expiration Date without any additional liability or obligation on the part of either party, and the Executive shall become an employee at-will.

COMPENSATION

3.  All payments of salary and other compensation to the Executive shall be payable in accordance with the Bank’s ordinary payroll and other policies and procedures.

a.  For the Term of this Agreement, the Executive will receive a salary of $200,000 annually (the “Base Salary”), payable in installments in accordance with the Bank’s payroll policies in effect from time to time during the term of this Agreement.

b.  In addition to the Base Salary, the Executive shall receive a discretionary employee cash bonus targeted at up to forty-five percent (45%) of the Base Salary if all bonus targets are met in full; provided, however, that the Compensation Committee of the Board of Directors of the Bank (the “Compensation Committee”) shall have the sole discretion to determine the discretionary bonus formula and when bonuses will be paid thereunder.

c.  The Executive shall receive a fee of $25,000, payable at, and subject to, the closing (“Closing”) of the Merger, for consulting services rendered prior to the Closing.

d.  (i) The Company shall grant to the Executive, on the Effective Date, a number of stock options exercisable within eight (8) years from the date of the grant of such options. Such options will enable the Executive to purchase one hundred fifty thousand (150,000) shares of Company common stock (“Company Stock”). The exercise price for such stock options shall be equal to the fair market value of the Company Stock on the date of such grant. Such options will vest ratably over a period of four (4) years and the terms of the stock option plan under which such options are granted shall control in the event of any conflict with the terms of this Agreement.

                                         (ii) The Company shall issue to the Executive, on the Effective Date fifty-five thousand (55,000) shares of Company Stock pursuant to the terms of a Restricted Stock Agreement substantially in the form attached hereto as Exhibit A. Such agreement shall provide that such shares shall vest one-third (⅓ ) on each of the first three years’ anniversaries from the date of grant and the terms of the incentive plan under which such shares are issued shall control in the event of any conflict with the terms of this Agreement.

e.  In addition to the compensation provided in this section, during the Term of this Agreement, the Executive shall be entitled to participate in all fringe benefit programs and plans established by the Bank for its employees, including medical insurance, life insurance, pension and retirement programs, vacation pay, company-paid holidays, and other similar benefits, if any. Subject to the provisions of Section 3(f) below, the Bank reserves the right to modify, amend, or eliminate any of the Executive’s benefits without his prior approval, as long as all similarly-situated employees are treated similarly. The Executive’s entitlement to participate in fringe benefit programs and plans established by the Bank shall be governed by terms and conditions set forth in such plans.

f.  Both the Bank and the Executive acknowledge that such compensation and the other covenants and agreements of the Bank contained herein are fair and adequate compensation for the Executive’s services, and for the mutual promises described below.

4.  The Bank and the Executive acknowledge that, during the Term of this Agreement, the Executive’s compensation will be subject to an annual review and annual increase, consistent with safe and sound banking practices, and in the discretion of the Compensation Committee.

5.  The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Bank incident to the Executive’s employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

RESPONSIBILITIES

6.  The Executive acknowledges and agrees that he shall be employed as President of Coastal and President and Chief Executive Officer of the Bank. The Executive covenants and agrees that he will faithfully devote his best efforts and his full-time focus to his positions with Coastal and the Bank, except that the Executive may serve on up to two (2) civic or charitable boards and one (1) board outside of Coastal and its subsidiaries.

7.  a. During the Term of this Agreement, the Executive shall serve as President of Coastal and President and Chief Executive Officer of the Bank. During the Term of this Agreement, subject to the supervision and control of the Board of Directors of Coastal and the Bank, as appropriate, the Executive shall perform the duties and have the powers and authority which are consistent with and generally of the nature of the duties and the authority ordinarily and customarily delegated and granted to an employee in a similar position, and the Executive shall perform such other duties and have such other powers and authority as may be prescribed by the Board of Directors of Coastal or the Bank, as appropriate, from time to time. Any such other duties, powers and authority shall be consistent with the Executive’s position and shall not violate any federal, state or local laws or regulations. The Executive shall comply with all policies adopted from time to time by Coastal or the Bank, as appropriate.

                         b. Notwithstanding the provisions of Section 7(a) above, but subject to the provisions of Section 13, the duties and responsibilities of the Executive may be changed or modified from time to time by Coastal or the Bank at the sole discretion of Coastal or the Bank, in each case as appropriate. Upon changes or modifications to the Executive’s duties and responsibilities, the Executive’s employment with Coastal and the Bank shall continue to be governed by the terms of this Agreement.

                         c. The Executive agrees to participate in business planning prior to the Closing and a pre-closing road show, as well as other reasonable activities related to preparing for Closing.

8.  The Executive acknowledges and agrees that, during the Term of this Agreement, he has a fiduciary duty of loyalty to each of Coastal and the Bank, and that he will not knowingly engage in any activity during the Term of this Agreement which will or could, in any material way, harm the business, business interests, or reputation of either Coastal or the Bank.

NONINTERFERENCE

9.  a. The Executive acknowledges and agrees that he will not, at any time during the Term of this Agreement and for the one (1) year period following the termination of this Agreement by Coastal, the Bank or the Executive for any reason (the “Restrictive Period”), directly or indirectly, engage in competition with the Bank within the geographic boundaries of Bexar County, Travis County, the counties contiguous with them, and the United Mexican States and the Executive will not on his own behalf, or as another’s agent, employee, partner, shareholder or otherwise, engage, within the geographic boundaries of Bexar County, Travis County, the counties contiguous with them, and the United Mexican States in any of the same or similar duties and/or responsibilities required by the Executive’s positions with Coastal or the Bank, other than as an employee of Coastal or the Bank pursuant to this Agreement, or as specifically approved by the Board of Directors of Coastal or the Bank. If this Agreement is terminated by Executive within six (6) months after the Closing, for any reason, this Section 9 shall not apply (provided, however, that if the Executive shall have terminated this Agreement for Constructive Termination and not chosen to forego severance pursuant to the terms of Section 17, the provisions of this Section 9 shall apply).

                         b. The Executive also covenants and agrees that during the Restrictive Period, the Executive shall not: (i) recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Coastal or the Bank (for purposes of this covenant, “other employees” shall refer to employees who are still actively employed by, or doing business with, Coastal or the Bank at the time of the attempted recruiting or hiring), nor shall the Executive contact or communicate with any other employees of Coastal or the Bank for the purpose of inducing other employees to terminate their employment with Coastal or the Bank; or (ii) solicit, directly or by assisting others, the banking business of any customers of Coastal or the Bank as of the date of such termination.

        c. The Executive acknowledges and agrees that in exchange for the execution of the noninterference agreement set forth above, the Executive will receive substantial, valuable consideration including: (i) confidential trade secret and proprietary information relating to Coastal and the Bank, including, without limitation, information relating to the identity and special needs of Coastal’s and the Bank’s current and prospective customers, Coastal’s and the Bank’s current and prospective services, Coastal’s and the Bank’s business projections and market studies, Coastal’s and the Bank’s business plans and strategies, Coastal’s and the Bank’s studies and information concerning special services unique to Coastal or the Bank (the “Confidential Information”); (ii) employment; and (iii) compensation and benefits as described in this Agreement. The Executive acknowledges and agrees that this constitutes fair and adequate consideration for the execution of the noninterference agreement set forth above.

REMEDIES

10.  In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE, the Executive acknowledges and agrees that each of Coastal and/or the Bank may suffer immediate and irreparable harm. Consequently, the Executive acknowledges and agrees that each of Coastal and the Bank shall be entitled to immediate injunctive relief, either by temporary or permanent injunction and without the necessity of posting a bond or proving actual damages, to prevent such a violation.

TERMINATION

11.  The Executive acknowledges and agrees that the respective Boards of Directors of Coastal and the Bank reserve the right to terminate this Agreement, for any reason, by providing the Executive with written notice of the termination, delivered in person, or by certified U.S. mail to the Executive’s last known address reflected in the Bank’s personnel records. Such notice shall be effective upon personal delivery or three (3) days after mailing by certified mail. However, if the Agreement is terminated at either Coastal’s or the Bank’s insistence without Good Cause (as defined in this Agreement), each of Coastal and the Bank covenant and agree to provide the Executive with the SEVERANCE set forth in Section 17 of this Agreement.

12.  The Executive acknowledges and agrees that either Coastal or the Bank may terminate this Agreement at any time, without notice, for “Good Cause,” which is defined as the following:

a.  conviction of, or a plea of nolo contendere, by the Executive to a felony or to fraud, embezzlement or misappropriation of funds;

b.  the commission by the Executive of a fraudulent act or insider abuse with regard to Coastal or the Bank;

c.  a knowing omission, breach of trust or fiduciary duty by the Executive;

d.  substantial and direct responsibility by the Executive for the insolvency of, the appointment of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of Coastal or the Bank;

e.  a material violation by the Executive of any applicable federal banking law or regulation that has had a material adverse effect on Coastal or the Bank;

f.  the Executive’s intentional violation or conspiracy to violate section 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of title 18 of the United States Code, or section 1341 or 1343 of such title affecting a federally insured financial institution as defined in title 18 of the United States Code;

g.  the willful failure by the Executive to adhere to Coastal’s or the Bank’s written policies, which causes a material monetary injury or other material harm to either Coastal or the Bank;

h.  the willful failure by the Executive to substantially perform material stated duties of the position with Coastal or the Bank;

i.  the removal or suspension from the performance of duties of the Executive by any bank regulatory authority;

j.  appointment of a conservator or receiver for Coastal or the Bank by applicable bank regulatory authorities as a result of the Executive’s misconduct;

k.  the declaration by federal bank regulators that Coastal or the Bank is in a “troubled condition” as a result of the Executive’s misconduct, and while Coastal or the Bank is in such a “troubled condition” as a result of the Executive’s misconduct, Coastal or the Bank engages in a Change in Control transaction; or

l.  the receipt by Coastal or the Bank of a formal written administrative action or cease and desist order issued by a federal bank regulator, which formal action or order resulted from the Executive’s misconduct.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated by reason of violating Section 12(b), (c), (e), (g), or (h) until the Executive is notified in writing by either Coastal or the Bank (or their successor entities), as appropriate, of a determination by Coastal or the Bank of a violation of Section 12(b), (c), (e), (g), or (h), specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than thirty (30) days), together with counsel, to explain to Coastal or the Bank, as appropriate, why there has been no violation of Section 12(b), (c), (e), (g), or (h), followed by a finding by Coastal or the Bank, to be detailed in writing within a Notice of Termination, (1) that in the good faith opinion of Coastal or the Bank (or their successor entities), as appropriate, the Executive has committed an act described in Section 12(b), (c), (e), (g), or (h) above, (2) specifying the particulars thereof in detail, and (3) determining in good faith that such violation has not been corrected, or is not capable of correction. Nothing herein shall limit the Executive’s right to contest the validity or propriety of any such determination.

13.  Each of Coastal and the Bank acknowledge and agree that the Executive reserves the right to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Bank at its principal business address of the Executive’s intention to terminate this Agreement. Such notice shall be effective upon personal delivery or three (3) days after mailing by certified mail. In the event that the Executive does so because of a Constructive Termination (as defined in this Agreement), each of Coastal and the Bank covenant and agree to provide the Executive with the SEVERANCE set forth below in this Agreement. In the event that a Change of Control (as defined below) of the Company occurs, the Executive shall have the right to terminate this Agreement within ninety (90) days subsequent to the Change of Control by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Bank at its principal business address of the Executive’s intention to terminate this Agreement. If the Executive terminates this Agreement pursuant to the terms of this Section 13, then the provisions of Section 9 and Section 17 shall not apply. For purposes hereof, a “Change of Control” of the Company shall be deemed to have occurred if: (a) any person, as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of fifty percent (50%) or more of the Company’s outstanding common stock; or (b) the Company is merged, consolidated, or reorganized into or with, or sells all or substantially all of its assets to, another corporation or other entity, and immediately after such transaction less than fifty percent (50%) of the voting power of the then-outstanding securities of such corporation or other entity immediately after such transaction is held in the aggregate by holders of the Company’s common stock immediately before such transaction.

“Constructive Termination” shall mean either Coastal or the Bank, without the prior written consent of the Executive:

a.  materially and adversely changes the Executive’s duties, responsibilities and status with Coastal or the Bank, as applicable, or materially and adversely changes the Executives’ reporting responsibilities, titles or offices, or removes the Executive from or fails to re-elect the Executive to, any of such positions, except in connection with the Executives’ termination for “Good Cause” or disability, or as a result of the Executive’s death; or

b.  reduces the Executive’s base compensation benefits as in effect on the Effective Date or as the same may be increased from time to time, other than as part of a reduction applicable generally to all or substantially all of Coastal’s or the Bank’s executive employees, or when base compensation benefits are replaced by other compensation or benefits of equal or greater value; or

c.  acts, or fails to act, in a manner that adversely affects the Executive’s participation in, or materially reduces, in the aggregate, the Executive’s benefits under, employee benefit and compensation plans, other than as part of a reduction applicable generally to all or substantially all of Coastal’s or the Bank’s executive employees, or when the Executive’s benefits and/or base compensation benefits are replaced by base compensation benefits of equal or greater value.

Notwithstanding the foregoing, the Executive shall not be deemed to have incurred a “constructive termination” of employment unless the Executive first shall have notified the Board of Directors of Coastal or the Bank, as appropriate, in writing that the Executive has incurred a “constructive termination” of employment, specifying the particulars thereof in reasonably sufficient detail, and giving Coastal or the Bank, as appropriate, a reasonable opportunity (which shall not exceed thirty (30) days), together with its counsel, to explain to the Executive that the Executive has not incurred a “constructive termination” of employment, such finding to be detailed to the Executive in writing, or to cure such constructive termination.

14.  The Executive acknowledges and agrees that in the event of the Executive’s death, this Agreement, other than as set forth below, will terminate immediately, without notice, on the date of the Executive’s death. The Executive acknowledges and agrees that, in the event of his death, Coastal and the Bank will pay to the Executive’s estate all compensation due and owing through the date of the Executive’s death. Coastal and the Bank agree that, in the event this Agreement is terminated as a result of the Executive’s death, Coastal and the Bank will continue to pay the Executive’s Base Salary for one (1) year subsequent to such termination to the Executive’s spouse, and in the event that the Executive does not have a spouse at the time of his death, to the personal representative of the Executive’s and the Executive’s healthcare benefits shall continue for a period of one (1) year subsequent to such termination, subject to the terms and conditions of the plans governing such healthcare benefits. In the event that the plans governing the Executive’s healthcare benefits do not allow for the Executive’s healthcare benefits to continue after his death, Coastal and the Bank shall provide to the Executive’s spouse and children healthcare benefits comparable to the healthcare benefits that the Executive had at the time of his death, at no cost. Coastal and the Bank may elect to pay the Base Salary in a lump sum.

15.  The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive’s disability insurance after which disability payments will begin. Coastal and the Bank agree that, in the event this Agreement is terminated as a result of the Executive’s physical or mental disability, as defined by 29 C.F.R. § 1630.2(g)(1), Coastal and the Bank will continue to pay the Executive’s Base Salary for one (1) year subsequent to such termination and the Executive’s healthcare benefits shall continue for a period of one (1) year subsequent to such termination, subject to the terms and conditions of the plans governing such healthcare benefits. In the event that the plans governing the Executive’s healthcare benefits do not allow for the Executive’s healthcare benefits to continue after his disability, Coastal and the Bank shall provide healthcare benefits comparable to the healthcare benefits that the Executive had at the time of his disability, at no cost. Coastal and the Bank may elect to pay the Base Salary in a lump sum.

16.  The Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of either Coastal or the Bank, the Executive will return to Coastal and the Bank, as appropriate, within two (2) business days of the time when notice of termination is communicated by either party, any and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer’s orders, records, cards or notes acquired, compiled or coming into the Executive’s knowledge, possession or control in connection with his activities as an employee of Coastal or the Bank, as well as all machines, parts, equipment or other materials received from Coastal or the Bank or from any of its customers, agents or suppliers, in connection with such activities.

SEVERANCE

17.  The Executive and the Bank acknowledge and agree that, if Coastal or the Bank elect to terminate this Agreement at any time prior to the Expiration Date for any reason other than “Good Cause,” as defined in this Agreement, or the Executive terminates this Agreement because of a Constructive Termination, the Executive shall be entitled to severance pay (provided, however, that if this Agreement is terminated by the Executive within six (6) months after Closing, Executive may choose in writing to forego severance pay by giving written notice to such effect to Coastal in the Executive’s written notice terminating this Agreement, in which case the provisions of this Section 17 shall not apply). Such severance pay shall be equal to the equivalent of the Executive’s then current annual salary, less statutory payroll deductions, payable over a twelve (12) month period in accordance with the Bank’s ordinary payroll policies and procedures, beginning on the date that the notice of termination becomes effective (the “Termination Date”). In addition, the Executive shall be entitled to participate in the medical insurance benefits of the Bank, effective on the Termination Date, for a period of twelve (12) months beginning on the Termination Date. The Executive’s entitlement to any severance pay under this Agreement is strictly contingent on the Executive complying with the terms of the restrictive covenants set out in Section 9 and Section 28 of this Agreement, and any material breach by the Executive of the terms of the restrictive covenants set out in Section 9 or Section 28 shall allow Coastal and the Bank to immediately cease payment of any installments of such severance pay not yet paid at the time of the breach, and Coastal and the Bank shall have no further obligations to the Executive. This remedy is in addition to others available to Coastal and the Bank under law or as provided in this Agreement for any breach of the restrictive covenants contained herein. Any termination of severance pay pursuant to the above provisions shall not be interpreted to limit or alter the scope or duration of the Executive’s obligations pursuant to Section 9.

SEVERABILITY

18.  The Executive acknowledges and agrees that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

WAIVER

19.  The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

SUCCESSORS AND ASSIGNS

20.  The Executive acknowledges and agrees that this Agreement may be assigned by Coastal or the Bank to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of Coastal or the Bank.

21.  The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

CHOICE OF LAW

22.  The parties acknowledge and agree that the law of Texas will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between Coastal, the Bank and the Executive.

MODIFICATION

23.  Both parties acknowledge and agree that this Agreement and the stock option plan and stock grants set forth in Section 3(d) of this Agreement constitute the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

24.  The parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (a) is in writing; (b) contains an express provision referencing this Agreement; (c) is signed by the Executive; and (d) is approved by a majority of each of the respective Boards of Directors of Coastal and the Bank.

INDEMNIFICATION

25.  During the Term of this Agreement, both Coastal and the Bank shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his employment by Coastal and the Bank to the fullest extent permissible under Coastal’s or the Bank’s Articles of Incorporation, as appropriate, and may purchase such indemnification insurance as the respective Boards of Directors may from time to time determine.

LEGAL CONSULTATION

26.  The Executive, Coastal and the Bank acknowledge and agree that each party has been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

NOTICES

27.  Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

Richard E. Burciaga
9801 Stonelake Blvd.
Apt. 437
Austin, TX 78759

BANK:

Intercontinental National Bank
686 Military Drive West
San Antonio, TX 78227
Attn: Cary M. Grossman

WITH A COPY TO:

Jenkens & Gilchrist,
a Professional Corporation
1445 Ross Ave., Suite 3700
Dallas, TX 75202
Attn: Charles E. Greef, Esq.
Fax: (214) 855-4300

COASTAL:

Coastal Bancshares Acquisition Corp.
9821 Katy Freeway
Houston, TX 77024
Attn: Cary M. Grossman
Fax: (713) 722-9510

WITH A COPY TO:

Jenkens & Gilchrist,
a Professional Corporation
1445 Ross Ave., Suite 3700
Dallas, TX 75202
Attn: Gregory J. Schmitt, Esq.
           Peter G. Weinstock, Esq.
Fax: (214) 855-4300

CONFIDENTIALITY

28.  The Executive acknowledges that he will have access, during the course of service to Coastal and the Bank, to Confidential Information and products of both Coastal and the Bank. The Executive acknowledges that all Confidential Information provided to the Executive is provided in confidence and trust and that Coastal’s and the Bank’s maintenance of the confidentiality of their respective proprietary Confidential Information to the fullest extent possible is extremely important. The Executive agrees not to use, disclose, disseminate or otherwise make available to any third party, either directly or indirectly, any Confidential Information at any time or in any manner, except as expressly authorized in writing by Coastal or the Bank, as appropriate. The Executive agrees to take all reasonable precautions to prevent inadvertent or other disclosure, use or transfer of any of the Confidential Information. The provisions of this Section 28 shall survive the termination of this Agreement.

NO CONFLICTS

29.  The Executive represents and warrants that he is not bound by any other agreement with any former employer or other party that may be violated by his work for Coastal or the Bank or by his fulfillment of his obligations hereunder.

ARBITRATION

30.  Except where (a) legal action is required to prevent a breach of this Agreement, (b) with respect to Coastal’s and the Bank’s remedies pursuant to Section 10, or (c) to enforce an arbitration award granted under this section, if this Agreement gives rise in any way to a dispute that cannot be settled through negotiation, any claim or dispute arising under or relating to this Agreement shall be submitted to final and binding arbitration in San Antonio, Texas pursuant to the Commercial Rules of the American Arbitration Association as in effect from time to time. The parties agree that any party requesting arbitration of any dispute under this section must give formal written notice of the party’s demand for arbitration. The parties further agree that each party may be represented by counsel in any proceeding under this section, and that all expenses and fees incurred in connection with any proceeding under this section shall be paid by the non-prevailing party (as determined by the arbitrators). Each party to this Agreement consents, on behalf of himself or itself and his respective successors, heirs and assigns, to such binding arbitration in accordance with the terms of this section. The duty to arbitrate will survive the termination of this Agreement.

EXECUTED ON THIS 5th day of April, 2006, in San Antonio, Texas.

“EXECUTIVE”

/s/	Richard E. Burciaga
WITNESS	Richard E. Burciaga

BANK:

INTERCONTINENTAL NATIONAL BANK

By:	/s/ James E. Dawson
WITNESS	Name: James E. Dawson Title: Secretary

COMPANY:

INTERCONTINENTAL BANK SHARES CORPORATION

By:	/s/ James E. Dawson
WITNESS	Name: James E. Dawson Title: Secretary

EXHIBIT A

Restricted Stock Agreement

This RESTRICTED STOCK AGREEMENT (“Agreement”), is by and between Richard E. Burciaga residing at ______________, _______ (the “Recipient”), and Coastal Bancshares Acquisition Corp., a Delaware corporation (the “Company”), which parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.  Introduction. The Recipient is an employee of the Company, and the Company and the Recipient have entered into an employment agreement (the “Employment Agreement”) which sets forth the terms and conditions of the employment relationship between the Company and the Employee. The Company has determined to issue shares of its common stock, par value $.01 per share (the “Common Stock”), to certain of its key employees, including the Recipient, in order to aid in securing and retaining the employment of such employees, and to provide additional incentive to such employees to exert their best efforts on behalf of the Company. Capitalized terms not otherwise defined herein shall be defined as set forth in the Employment Agreement.

2.  Grant of Stock. In accordance with and subject to the terms, conditions, and restrictions contained in this Agreement, the Company hereby grants to the Recipient 55,000 shares (the “Shares”) of the Common Stock, effective as of ______________ (the “Date of Grant”). As long as the Shares are subject to the Restrictions (as such term is defined in Section 5 of this Agreement), the Shares shall be deemed to be, and are referred to in this Agreement as “Restricted Shares.”

3.  Certificates for Shares. Certificates evidencing Restricted Shares shall be deposited with the Company to be held in escrow until such Shares are released from the Restrictions (“Non-Restricted Shares”) or are forfeited in accordance with this Agreement. The Recipient shall, simultaneously with the execution and delivery of this Agreement, deliver to the Company a stock power, in blank, executed by the Recipient. Upon any Restricted Shares becoming Non-Restricted Shares, the Company shall issue and deliver to the Recipient a stock certificate or certificates evidencing the Non-Restricted Shares, and shall reissue a stock certificate or certificates evidencing any remaining Restricted Shares to be held in escrow in accordance with the terms of this Agreement. If any Restricted Shares are forfeited, the certificate or certificates evidencing any such Restricted Shares shall be cancelled and the Shares represented thereby shall be returned to the Company’s treasury.

4.  Adjustments in Restricted Shares. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Company shall make equitable adjustments in the Shares corresponding to adjustments made by the Company in the number and class of shares of Common Stock. Any new, additional, or different securities to which the Recipient shall be entitled in respect of Restricted Shares by reason of such adjustment shall be deemed to be Restricted Shares and shall be subject to the same terms, conditions, and restrictions as the Restricted Shares so adjusted.

5.  Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Shares and all rights with respect to such Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 6 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but the Recipient shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Shares.

6.  Forfeiture of Restricted Shares. In the event that the Recipient’s employment with the Company terminates for Good Cause or as a result of the termination by the Recipient for any reason other than a Constructive Termination, such event shall constitute an “Event of Forfeiture” and all Shares which at that time are Restricted Shares shall thereupon be forfeited by the Recipient to the Company without payment of any consideration by the Company, and neither the Recipient nor any successor, heir, assign, or personal representative of the Recipient shall have any right, title, or interest in or to such Restricted Shares or the certificates evidencing them.

7.  Lapse of Restrictions. The Restrictions on the Restricted Shares granted under this Agreement shall lapse ratably in accordance with the following schedule: (1) thirty three and one-third percent (33⅓%) upon the twelve-month anniversary of the Date of Grant; (2) thirty three and one-third percent (33⅓%) upon the twenty-four-month anniversary of the Date of Grant; and (3) thirty three and one-third percent (33⅓%) upon the thirty-six-month anniversary of the Date of Grant. In the event of a Change of Control the Restrictions shall lapse on all of the Restricted Shares (if not already lapsed pursuant to the preceding sentence).

8.  Withholding Requirements. Whenever Restrictions lapse with respect to Restricted Shares, the Company shall have the right to withhold from sums due to the Recipient (or to require the Recipient to remit to the Company) an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to delivering any certificate evidencing such Shares.

9.  Change in Control. Notwithstanding any other provision of this Agreement, upon any Change in Control, as defined below, the Restrictions with respect to any Restricted Shares shall lapse and such Restricted Shares shall become Non-Restricted Shares upon the effective date of the Change of Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if: (a) any person, as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of fifty percent (50%) or more of the Company’s outstanding Common Stock; or (b) the Company is merged, consolidated, or reorganized into or with, or sells all or substantially all of its assets to, another corporation or other entity, and immediately after such transaction less than fifty percent (50%) of the voting power of the then-outstanding securities of such corporation or other entity immediately after such transaction is held in the aggregate by holders of the Company’s Common Stock immediately before such transaction.

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10.  Effect of Employment. Nothing contained in this Agreement shall confer upon the Recipient the right to continue in the employment of the Company or affect any right that the Company may have to terminate the employment of the Recipient.

11.  Notices. All notices and other communications under this Agreement shall be in writing. Notices shall be hand delivered or sent by United States mail, postage prepaid, certified or registered mail, return receipt requested, or by internationally recognized courier service. Any notice so delivered or sent shall be deemed given on the date of the receipt or first attempted delivery. Notices shall be sent to the following addresses:

To the Company:	Coastal Bancshares Acquisition Corp.
_________________________
___________, Texas __________
Attn: ________________________

cc:	Jenkens & Gilchrist, P.C.
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attn: Gregory J. Schmitt, Esq.

To the Recipient:	_____________, _____________, _____________

Either party may designate a different address by giving the new address to the other party.

12.  Severability. Each provision of this Agreement shall be interpreted in such a manner so as to be valid under applicable law. If any provision of this Agreement shall be invalid under applicable law, such provision shall be ineffective to the extent of such invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.  Entire Agreement. The parties acknowledge that there are no written or oral agreements between the Recipient and the Company regarding the subject matter hereof other than this Agreement. This Agreement may not be amended or supplemented except by written instrument executed by the parties.

14.  Assignment. This Agreement may not be assigned by the Recipient. This Agreement may not be assigned by the Company without the prior written consent of the Recipient.

15.  Construction. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.

16.  Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to the choice of law principles thereunder.

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17.  Conditions upon Issuance. The Shares that have been awarded to the Recipient are not registered under the Securities Act of 1933, as amended. Therefore, as a condition of such award, the Recipient makes the following representations to the Company: (a) that any shares of Common Stock acquired by the Recipient pursuant to this Agreement will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act, and (b) that the Recipient has acquired such shares of Common Stock for the Recipient’s own account and not with a view to the distribution thereof.

18.  Waiver. Any waiver of any provision of this Agreement shall be effective only if in writing, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a waiver of any subsequent breach of such provision.

19.  Plan. This Agreement, and the Shares issued pursuant hereto, are governed by the terms and conditions of the Company's Stock Incentive Plan [Note: The actual name of the plan will be filled in upon approval by the Company's Board of Directors] (the "Plan") and the terms of the Plan shall control in the event of any conflict with the terms of this Agreement.

Executed as of _______________, 2006.

*        *        *        *        *

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Coastal Bancshares Acquisition Corp.

By:
Name:
Title:

Signed: